Exhibit 10.2
AMENDMENT NO. 2
TO
MASTER TRANSACTION AGREEMENT

This AMENDMENT NO. 2 to the MASTER TRANSACTION AGREEMENT (this “Second Amendment”), is made effective as of February 12, 2021 (the “Effective Date”), by and between Chewy, Inc., a Delaware corporation (“Chewy”), and PetSmart LLC, a Delaware limited liability company (f/k/a PetSmart, Inc.) (“PetSmart”). Each party hereto may be referred to in this Second Amendment as a “Party” or, collectively, the “Parties.” Capitalized terms used and not defined in this Second Amendment shall have the meanings set forth in the Agreement (as defined below).
WHEREAS, Chewy and PetSmart executed that certain Master Transaction Agreement dated June 13, 2019, as amended by Amendment No. 1 to the Master Transaction Agreement (the “First Amendment”), effective as of August 12, 2020 (as amended, the “Agreement”); and
WHEREAS, as of the Effective Date, Chewy will no longer be a subsidiary of PetSmart and the Parties now desire to amend the Agreement to reflect certain transition matters.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
1.A new Section 3.7 shall be added to the Agreement and shall read as follows:
The Parties shall work in good faith to expeditiously establish independent insurance broker, and third party administrator engagements and separate lines of insurance coverage for Chewy where joint coverage remains after the Effective Date, with the exception of property, cargo, and terrorism insurance, which the Parties will cooperate to split on or around April 1, 2021. In addition, the Parties will work in good faith to finalize and enter into an assumption agreement with the Parties’ current primary casualty insurer whereby Chewy will agree to directly provide collateral and assume all liability for claims/losses attributable to Chewy for all outstanding workers’ compensation and auto claims attributable to Chewy as of the Effective Date and Chewy shall pay the administrative fee set forth in the agreement.
2.The following paragraph is hereby added to the end of Section 9.10:
Chewy further agrees to defend, hold harmless and indemnify the PetSmart Representatives, from and against any and all claims, demands, losses, penalties, costs and expenses against or incurred by the PetSmart Representatives arising out of or related to (i) Chewy’s failure to pay insurance premiums attributable to Chewy on policies where PetSmart is a named insured or additional insured when due (including, but not limited to, premiums owed as a result of audits or increased values declared in statement of values for property insurance), (ii) liability attributable to Chewy and associated with any existing or previously existing PetSmart insurance program covering Chewy, (iii) liability attributable to Chewy under Chewy insurance programs existing prior to PetSmart’s acquisition of Chewy (iv) Chewy’s failure to satisfy any self-insured retention or guaranteed cost or statutory, or deductible billing program obligations associated with any claim(s) under insurance policies where PetSmart is a named insured or additional insured, (v) retrospective premiums, assessments or taxes resulting from workers’ compensation or other insurance program audits attributable to Chewy’s activities, (vi) collateral costs associated with the casualty insurance program and attributable to Chewy until the programs are split and Chewy completes a claims assumption agreement collateralizing existing claims with the carrier, (vii) annual true-up costs attributable to Chewy as determined by the third party claims administrator, (viii) any broker fees incurred or owed attributable to Chewy, and (ix) any calls on surety bonds or bond premiums for the benefit of Chewy.

PetSmart separately agrees to defend, hold harmless and indemnify the Chewy Representatives, from and against any and all claims, demands, losses, penalties, costs and expenses against or incurred by the Chewy Representatives arising out of or related to PetSmart’s (i) failure to pay any insurance related expense attributable to it when due, including but not limited to, insurance premiums (including, but not limited to, premiums owed due to increased values declared in statement of values for property insurance) or (ii) failure to maintain any insurance policy until the time that Chewy is able to secure its own replacement policy. The Parties agree that for any policies where joint coverage remains after the Effective Date, the Parties will continue to follow their previously agreed premium allocations until such date as Chewy obtains separate coverage.
3.Annex A to the Agreement is amended and restated as set forth on Annex A hereto.
4.Annex B to the Agreement is amended and restated as set forth on Annex B hereto.
5.Except as specifically modified in this Second Amendment, the Agreement shall remain unchanged and in full force and effect.
6.If any term contained in this Second Amendment conflicts with any term contained in the Agreement or any previously executed amendment, the term contained in this Second Amendment shall prevail.
7.This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.
8.The Parties acknowledge that they have read this Second Amendment and agree to be bound by its terms. The Parties further agree that the Second Amendment constitutes the entire agreement between the Parties with respect to the subject matter therein.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their respective duly authorized officers or representatives, as of the date first written above.
CHEWY, INC.

By:	/s/ Susan Helfrick
Susan Helfrick
General Counsel

PETSMART, INC.

By:	/s/ Alan M. Schnaid
Alan M. Schnaid
EVP and CFO

ANNEX A
DESCRIPTION OF SUPPORT SERVICES

•Chewy’s use of specified facilities leased by PetSmart or its subsidiaries
•PetSmart assistance in coordinating the administration or testing of any 401(k) or similar employee benefit plan under which the Parties are deemed to be within the same “control group”, but excluding any health and wellness plans
•Chewy’s inclusion on specified insurance and similar policies obtained by PetSmart and claims management assistance
•Corporate filings and other specified administrative support, including:
•Tax filings other than Tax Returns prepared on a consolidated, combined, or unitary basis, which costs and/or expenses are allocated pursuant to Section 3.6
•Excluding any filings with the Securities and Exchange Commission or other agencies related to Chewy being a publicly traded company
•Other corporate or administrative support services as agreed to in writing by the Parties

ANNEX B
EXISTING GUARANTEES

•Guarantee by PetSmart in favor of NP Goodyear AZ Industrial, LLC, in accordance with the terms and conditions set out in the Limited Guaranty of Payment dated August 16, 2017.
•Guarantee by PetSmart in favor of NP Dayton Chewy, LLC, in accordance with the terms and conditions set out in the Limited Guaranty of Payment dated July 27, 2018.
•Guarantee by PetSmart in favor of Design Center Of The Americas, LLC in accordance with the terms and conditions set out in the Limited Guaranty of Payment dated 2017.